                                                                   Exhibit 10.10

                MARQUETTE CAPITAL BANK, N. A. - LETTER AGREEMENT



November 4, 1999



To:      August Technology Corporation (the "Borrower")
         5237 Edina Industrial Blvd.
         Edina, Minnesota 55439

Gentlemen:

This letter agreement confirms the additional agreements between the Borrower and Marquette Capital Bank, N. A. (the "Bank"). In consideration of the mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the Borrower and the Bank agree as follows:

         1. Subject to the provisions of this letter agreement, at the Borrower's request, the Bank shall make loans to the Borrower during the period from the date of this letter agreement to May 31, 2000 in an aggregate amount not exceeding Two Million Seven Hundred and Fifty Thousand Dollars ($2,750,000.00) at any time outstanding (the "Line of Credit"). The Line of Credit is a revolving line of credit, and the Borrower may borrow, prepay and reborrow under the Line of Credit. The Borrower's obligation to repay such loans and to pay interest and other charges, fees and expenses thereon is evidenced by the Borrower's promissory note dated November 4, 1999 payable to the order of the Bank in the principal amount of exceeding Two Million Seven Hundred and Fifty Thousand Dollars ($2,750,000.00) (together with any amendments, extensions, renewals and replacements thereof, called the "Revolving Note"). The Bank shall have no obligation to make any such loan after the occurrence of any Event of Default.

         2. Subject to the provisions of this letter agreement, at the Borrower's request, the Bank shall issue one or more standby letters of credit for the account of the Borrower (each a "Letter of Credit") from time to time during the period from the date hereof to and including the expiration date in an aggregate amount at any time outstanding not to exceed the amount of the line of credit less the sum of (A) all outstanding advances under the line of credit and (B) the letter of credit amount. The Borrower acknowledges and agrees that the letter of Credit amount shall reduce the line of credit amount available for advances. Each Letter of Credit request will be further evidenced by an application and reimbursement agreement.

         3. The Borrower shall pay the following fees to the Bank: With respect to each Letter of Credit, the Borrower shall pay to the Bank annually and in advance a letter of credit fee equal to one percent (1.0%) per annum on the face amount of such Letter of Credit, computed for the period commencing on the date of issuance of such Letter of Credit and ending on the expiration date thereof. In addition, the Borrower agrees to pay to the Bank, on written demand by the Bank, the administrative fees charged by the Bank in the ordinary course of business in connection with the honoring of drafts under any Letter of Credit and for all other activity with respect to any Letter of Credit at the then-current rates of the Bank.

         THE BORROWER SHALL NOT AT ANY TIME PERMIT THE UNPAID PRINCIPAL BALANCE OF THE REVOLVING NOTE PLUS THE AMOUNT OF OUTSTANDING LETTERS OF CREDIT TO EXCEED THE BORROWING BASE.

         4. As long as any now existing or hereafter arising debt, obligation or liability of the Borrower to the Bank (including but not limited to any debt, obligation or liability relating to any letter of credit) shall remain outstanding, the Borrower shall comply with the following requirements:

                  a. The Borrower shall deliver to the Bank, in form and substance acceptable to the Bank:

                  As soon as available, and in any event within 120 days after each fiscal year of the Borrower, the annual audited financial statements of the Borrower for such fiscal year, prepared in accordance with GAAP; and

                  As soon as available, and in any event within 30 days after the end of each fiscal year of the Borrower, the projected financial statements of the Borrower for the next fiscal year; and

                  As soon as available, and in any event within 30 days after the end of each month, the financial statements. of the Borrower for such period, prepared by the Borrower in accordance with GAAP; and

                  As soon as available, and in any event within 30 days after the end of each month, an aging and a listing of accounts receivable of the Borrower and a listing of inventory of the Borrower as of the end of such period; and

                  As soon as available, and in any event within 30 days after the end of each month, a Borrowing Base and Covenant Compliance Certificate in the form of Exhibit A attached hereto, completed with amounts determined as of the end of such period; and

                  At least once every 12 months, and as otherwise requested by the Bank, the current signed personal financial statements of any guarantors of any of the Borrower's indebtedness to the Bank (called the "Guarantors"); and

                  Within 45 days after the same are filed with the United States Internal Revenue Service, the annual federal income tax returns of the Borrower and any Guarantors, including all schedules, attachments and amendments thereto; and

                  Within 10 days after the Bank's request therefor, such other information about the Borrower and any Guarantors as the Bank may reasonably request from time to time.

                  b. The Borrower shall keep accurate books and records in which true and complete entries will be made in accordance with GAAP. Upon request of the Bank, the Borrower, during normal business hours, shall give any representatives of the Bank access to and permit such representatives to examine and copy all books, records and other writings in its possession, to inspect its property and to discuss its finances, accounts, property and business with any of its officers and directors.

                  c. The Borrower shall file when due all required tax returns, shall pay when due all taxes, assessments and other governmental charges levied or imposed upon it or upon its income or profits or upon any of its property, and shall pay when due all lawful claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon any property of the Borrower; provided, that the Borrower shall not be required to pay any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

                  d. The Borrower shall keep and maintain its inventory, equipment, real estate and other property necessary or useful in its business in good condition and repair and shall pay when due all rental and mortgage payments due on such property; provided, that nothing in this Section shall prevent the Borrower from discontinuing the operation and maintenance of any such property if such discontinuance is desirable in the conduct of the Borrower's business and is not disadvantageous to the Bank.

                  e. The Borrower shall obtain and maintain insurance with insurers that are acceptable to the Bank, in such amounts and with such coverages (including without limitation professional liability insurance, public liability insurance, fire, hazard and extended coverage insurance on all of its assets, necessary workers' compensation insurance, and all other coverages as are consistent with industry practice) as are acceptable to the Bank.

                  f. The Borrower shall not declare or pay any dividends or other distributions on account of any shares of its stock or any of its other ownership interests, or make any payment on account of any purchase, redemption or other retirement of any shares of such stock or any such ownership interests, or make any other payment or distribution on account of any shares of stock or any ownership interests, or any warrant or option therefor, either directly or indirectly.

                  g. The Borrower shall preserve and maintain its existence and all of its rights, privileges and franchises, and shall comply with all applicable laws and regulations.

                  h. The Borrower shall not create, incur or permit to exist in favor of any person other than the Bank any mortgage, deed of trust, assignment, security interest or other than on any of its property now owned or hereafter acquired, except purchase money security interests securing indebtedness permitted by Section 3(h)(ii).

                  i. The Borrower shall not incur, create, assume or permit to exist any Funded Debt, except:

                           (i)      Indebtedness to the Bank;

                           (ii) Indebtedness in an aggregate amount not to
                  exceed at any time outstanding $500,000 incurred in the purchase (or borrowing for the purchase) or lease of equipment.

                  j. The Borrower shall maintain its primary operating deposit account at the Bank.

                  k. The Borrower shall comply with the following requirements:

                  The Borrower shall not permit the aggregate amount of the Borrower's Capital Expenditures in any fiscal year of the Borrower to exceed $750,000.

                  The Borrower shall not permit the Borrower's Tangible Net Worth to be less than $2,750,000.

                  The Borrower shall not permit the ratio of Debt to Tangible Net Worth of the Borrower to be more than 1.5 to 1.

                  The Borrower shall not permit the Borrower's cumulative EBITDA to be less than the amounts described in the following table for the indicated periods:

                                PERIOD                          MINIMUM EBITDA
                          12/31/98 - 9/30/99                    $250,000
                          12/31/98 - 12/31/99                   $350,000
                          12/31/99 - 3/31/00                    $150,000

                  l. Year 2000 Compliance. "Year 2000 Compliance" means, with regard to any person or entity, that all software, embedded microchips, and other processing capabilities utilized by, and material to the business operations or financial condition of, such person or entity are able to interpret and manipulate data on and involving all calendar dates correctly and without causing any abnormal ending scenario, including but not limited to all dates in and after the year 2000. The Borrower represents and warrants to the Bank and agrees that: (a) the Borrower has made due inquiry to determine whether the computer applications and hardware the Borrower and the Borrower's material suppliers and customers will be Year 2000 Compliant by January 1, 2000; and (b) the Borrower has a plan to become Year 2000 compliant. By January 1, 2000, and the Borrower agrees to devote adequate resources toward, diligently pursue, and take all actions necessary to complete such plan and become Year 2000 Compliant by January 1,

         2000; and (c) to the best of the Borrower's knowledge, all of the Borrower's material suppliers and customers will be Year 2000 Compliant by January 1, 2000; and (d) the Borrower agrees to deliver to the Bank such information regarding the plans and progress of the Borrower and the Borrower's material suppliers and customers toward becoming Year 2000 Compliant as the Bank may reasonably request from time to time,including but not limited to any assessment by a third party of the Borrower's efforts to become Year 2000 Compliant; (e) at the Banks request from time to time,the Borrower shall order, obtain, and deliver to the Bank a copy of audits of the Borrower's plans and progress to become Year 2000 Compliant by January 1, 2000, and the Borrower shall permit the Bank and the Bank's representatives to conduct audits of the Borrower's operations for such purpose, and (f) the Borrower shall substantially complete implementation of the Borrower's plan and remediation of material Year 2000 problems by September 30, 1999. Breach of any representation, warranty or agreement in this paragraph, or failure of the Borrower or a significant portion of the Borrower's material suppliers and customers to become Year 2000 Compliant by January 1, 2000 shall constitute an Event of Default hereunder.

         5. In this letter agreement:

                  a. "Borrowing Base" means the sum of (i) 80% of Eligible Accounts Receivable, plus (ii) the lesser of 50% of Eligible Inventory or $1,375,000.

                  b. "Capital Expenditures" means all expenditures for any assets, or for improvements, replacements, substitutions or additions therefor or thereto, which are capitalized on the balance sheet and which, in accordance with GAAP, are required to be included in or reflected by the property, plant or equipment or similar fixed asset account reflected in such balance sheet, and shall include without limitation capitalized lease obligations.

                  c. "Debt" means (i) all items of indebtedness or liability of the Borrower which in accordance with GAAP would be included in determining total liabilities as shown on the liabilities side of the Borrower's balance sheet on the date as of which Debt is to be determined, plus (ii) indebtedness secured by any mortgage, pledge, hen or security interest on property of the Borrower, whether or not the indebtedness secured thereby shall have been assumed, plus (iii) guaranties, endorsements (other than for purposes of collection in the ordinary course of business) and other contingent obligations of the Borrower in respect of, or to purchase or otherwise acquire indebtedness of others.

                  d. "EBITDA" means for any period of determination, the net income of the Borrower for such period plus (i.) deductions for Interest Expense, income taxes, depreciation and amortization for such period, minus (ii) extraordinary income and gains (losses) on sales of assets during such period, all as determined in accordance with GAAP.

                  e. "Eligible Accounts Receivable" means only such accounts receivable of the Borrower as the Bank, in its sole discretion, shall deem eligible. Without limiting the discretion of the Bank to consider any account receivable not to be an Eligible Account Receivable, and by way of example only of the types of accounts receivable that the Bank will consider not to be Eligible Accounts Receivable, notwithstanding any earlier classification of eligibility, the following accounts receivable shall not be considered Eligible Accounts Receivable: (i) any account receivable which is not paid in full within 90 days after it is created; (ii) any account receivable as to which any warranty is breached; (iii) any account receivable as to which the account debtor or other obligor disputes liability or makes any claim; (iv) any account receivable owed by any officer, director or shareholder of the Borrower or any of their relatives or any partnership, corporation, association, joint venture or other business entity wholly or partly owned or controlled directly or indirectly by the Borrower or any of them or any of their relatives; (v) any account receivable owed by any person as to whom a petition in bankruptcy or other application for relief is filed under any bankruptcy, reorganization, receivership, moratorium, insolvency or s law; (vi) any account receivable owed by any person who makes an assignment for the benefit of creditors, becomes insolvent, fails, suspends business, or goes out of business;
         (vii) any account receivable owed by the United States government or any agency of the United States government; (viii) any account receivable owed by any person if 10% or more in amount of the accounts receivable owed by such person to the Borrower are considered ineligible; (ix) consignment receivables; (x) bonded receivables; (xi) any account receivable constituting a retainage; (xii) any account receivable for goods which have not been shipped or work which has not been fully performed; (xiii) any account receivable owed by any person outside the United States of America, except account debtors approved in writing by the Bank (approved foreign account debtors are described on Exhibit B) ; (xiv) any account receivable owed by any person with whose creditworthiness the Bank becomes dissatisfied; and (xv) any account receivable in which the Bank does not have a perfected security interest constituting a first hen. In the event the Borrower owes any amount to any person that owes an account receivable to the Borrower, such amount owed by the Borrower shall be deducted from that portion of the account receivable which would otherwise qualify as an Eligible Account Receivable and only the difference thereof shall be considered an Eligible Account Receivable. No account receivable which does not qualify as an Eligible Account Receivable shall be considered an Eligible Account Receivable unless the Bank, upon the written request of the Borrower, states in writing that such account receivable is to be considered an Eligible Account Receivable.

                  f. "Eligible Inventory" means the lesser of cost or fair market value of only such raw materials inventory and finished goods inventory of the Borrower as the Bank, in its sole discretion, shall deem eligible. Without limiting the discretion of the Bank to consider any inventory not to be Eligible Inventory, notwithstanding any earlier classification of eligibility, the following inventory shall not be considered Eligible Inventory: (i) any inventory which does not constitute finished goods, or which does not constitute raw materials that are to be used or consumed by the Borrower in the normal course of its business in the processing of such raw materials into finished goods which, upon completion, will constitute Eligible Inventory; (ii) any inventory which does not meet all standards imposed by any governmental agency; (iii) any inventory which is not located in the United States of America; (iv) any inventory which is obsolete, or which is not usable by the Borrower in the normal course of its business; (v) any inventory which is on consignment to or from any other person, or which has been sold or otherwise delivered, transferred or conveyed to any other person, or which is subject to any bailment or lease; (vi) any finished goods inventory which is not held for sale by the Borrower in the normal course of its business, or which is not saleable by the Borrower in the normal course of its business; and (vii) any inventory in which the Bank does not have a perfected security interest constituting a first lien.

                  g. "Event of Default" means any default or event of default under any existing or future note or other agreement of the Borrower with the Bank.

                  h. "GAAP" means generally accepted accounting principles consistently applied. Except as otherwise approved by the Bank in writing, all financial reporting, financial record keeping, and financial calculations in connection with this letter agreement shall be made on the basis of accounting principles, methods, elections and estimates that are consistent and that are consistent with the accounting principles, methods, elections and estimates used in the last annual financial statements of the Borrower delivered by tie Borrower to the Bank before or upon the execution of this letter agreement, and that fairly present the financial condition or results of operations for the period then ended.

                  i.       "Tangible Net Worth" means the difference of:

                           (i) the tangible assets of the Borrower which, in accordance with GAAP, are tangible assets, after deducting adequate reserves in each case where, in accordance with GAAP, a reserve is proper, minus

                           (ii)  all Debt of the Borrower;

provided, that (A) inventory shall be taken into account on the basis of the cost or current market value, whichever is lower, (B) in no event shall there be included as such tangible assets patents, trademarks, tradenames, copyrights, licenses, good will, memberships, or treasury stock or any securities or debt of the Borrower, or any officer, director, employee, agent, shareholder or affiliate of the Borrower, or any officer, director, employee, agent, shareholder or affiliate of any shareholder or affiliate of the Borrower, or any other debt or securities unless the same are readily marketable in the United States of America, (C) securities included as such tangible assets shall be taken into account at their current market price or cost, whichever is lower, and (D) any write-up in the book value of any assets shall not be taken into account.

         6. In addition to all other defaults and events of default, each of the following events shall constitute a default and an event of default under each of the Borrower's existing and future notes and other agreements with the Bank:
The Borrower's failure to comply with any provision of this letter agreement; Jeff O'Dell is no longer the President of the Borrower and a collateral survey prepared by an outside firm and acceptable to the Bank has not been completed prior to December 31, 1999 at the Borrower's expense.

         7. The Borrower consents to the personal jurisdiction of the state and federal courts located in the State of Minnesota in connection with any controversy relating in any way to this letter agreement or to any transaction or matter relating to this letter agreement, waives any argument that venue in such forums is not convenient, and agrees that any litigation initiated by the Borrower against the Bank relating in any way to this letter agreement or to any transaction or matter relating to this letter agreement shall be venued in either the Minnesota District Court of the county where the Bank is located, or the United States District Court, District of Minnesota.

         8. No provision of this letter agreement can be amended, modified, waived or terminated, except by a writing executed by the Borrower and the Bank. The Borrower shall pay to the Bank on demand all of the Bank's costs and expenses, including but not limited to reasonable attorneys' fees and legal expenses, in connection with this letter agreement, the writings executed herewith, and the transactions described herein and therein. This letter agreement shall bind and benefit the parties and their respective successors and assigns; provided, the Borrower shall not assign any of its rights or obligations under this letter agreement without the prior written consent of the Bank, and any assignment in violation of this sentence shall be null and void. This letter agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

         9. This letter agreement supersedes and replaces all prior commitment letters, proposal letters, term sheets, and other statements of loan terms issued by the Bank to the Borrower, and all such letters and term sheets are terminated.

Sincerely,

MARQUETTE CAPITAL BANK, N.A.


By___________________________
    Ryan McKinney
    Title:  Vice President

         The Borrower agrees to this letter agreement.

         THE BORROWER REPRESENTS AND WARRANTS TO THE BANK AND AGREES THAT THE BORROWER HAS READ ALL OF THIS LETTER AGREEMENT AND UNDERSTANDS ALL OF THE PROVISIONS OF THIS LETTER AGREEMENT.


         Executed as of November 4, 1999.



By_________________________________
    Tom C. Velin
    Title:  Chief Financial Officer

                                    EXHIBIT A
                     BORROWER: AUGUST TECHNOLOGY CORPORATION
                BORROWER BASE AND COVENANT COMPLIANCE CERTIFICATE


         I,____________________the___________________________ of August
Technology Corporation, a corporation (the "Borrower"), pursuant to the letter agreement dated November 4, 1999 (the "Agreement"), hereby certify to Marquette Capital Bank, N.A. (the "Bank") as follows:

BORROWING BASE

         As of the close of business on______________ , the Borrowing Base and the unpaid principal balance of the Revolving Note were as follows:

1.       Accounts Receivable                                                            $__________________(1)

2.       Less:  Ineligibles
                  Over 90 days      $___________
                  10% Rule          $___________
                  Other Ineligibles $___________
                  Total Ineligibles $___________                                        $__________________(2)

3.       Eligible Accounts Receivable (1 minus 2)                                       $__________________(3)

4.       80% of Line 3                                                                  $__________________(4)

5.       Eligible Inventory                                                             $__________________(5)

6.       Lesser of 50% of Line 5 or $1,375,000                                          $__________________(6)

7.       Borrowing Base (4 plus 6)                                                      $__________________(7)

8.       Credit Limit (lesser of $2,750,000                                             $__________________(8)
         or Line 7)

9.       Unpaid Principal Balance of                                                    $__________________(9)
         Revolving Note

10.      Outstanding Amount of Letters of Credit                                        $__________________(10)

11.      Availability or (Shortfall) (8 minus 9 minus 10)                               $__________________(11)

FINANCIAL COVENANTS

As of the dose of business on_________________, the following amounts and ratios were true and correct:


1.       CAPITAL EXPENDITURES IN FISCAL YEAR ENDING
         a.       Actual Capital Expenditures                                       $____________________

         b.       Maximum Amount                                                    $      750,000

2.       TANGIBLE NET WORTH

         a.       Actual Tangible Net Worth                                         $____________________

         b.       Minimum Tangible Net Worth                                        $    2,750,000

3.       RATIO OF DEBT TO TANGIBLE NET WORTH

         a.       Debt                                                              $____________________

         b.       Tangible Net Worth                                                $____________________

         c.       Actual Ratio of Debt to Tangible Net Worth                         _________to 1

         d.       Maximum Ratio                                                          1.50 to 1

4.       MINIMUM EBITDA:

         a.       Actual EBITDA 12/31/98 - 9/30/99                                  $____________________
                           Minimum EBITDA required                                  $    250,000

         b.       Actual EBITDA 12/31/98 - 12/31/99                                 $____________________
                           Minimum EBITDA required                                  $    350,000

         c.       Actual EBITDA 12/31/99 - 3/31/00                                  $____________________
                           Minimum EBITDA required                                  $    150,000


         AS OF THE DATE OF THIS CERTIFICATE, NO EVENT HAS OCCURRED WHICH CONSTITUTES AN EVENT OF DEFAULT AS DEFINED IN THE AGREEMENT.


Date of Certificate:___________________________________


                                                   _________________________
                                                   Signature

                                    EXHIBIT B

                     BORROWER: AUGUST TECHNOLOGY CORPORATION
                        APPROVED FOREIGN ACCOUNT DEBTORS

                              MARUBENI CORPORATION
                              METRON TECHNOLOGY LTD

[LOGO]  MARQUETTE CAPITAL BANK -- AMENDMENT TO
                       LETTER AGREEMENT


This Agreement is made as of this 10 day of March 2000, by and between Marquette Capital Bank, N.A., a national banking association, having its office at 60 South Sixth Street, Minneapolis, MN (the "Bank") and August Technology Corporation, a corporation, (the "Borrower").

                                    RECITALS

A. The Borrower executed and delivered to the Bank that certain promissory Note, dated November 4, 1999, in the original principal amount of 2,750,000.00 (the "Note").

B. The Borrower further executed and delivered to the Bank that certain Letter Agreement, dated November 4, 1999, (the "Letter Agreement") pursuant to which additional agreements were made between the Borrower and the Bank regarding advances under the Note.

C. The Borrower has requested and the Bank is willing to amend the Minimum EBITDA covenant as it appears in the Letter Agreement.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

The Borrower will not be required to obtain a Minimum EBITDA for the period between 1/1/99 to 03/31/00.

The Letter Agreement is amended only to the extent necessary to reflect the changes set forth herein.

IN WITNESS WHEREOF, the parties hereto have each duly executed this Amendment effective as of the day and year first above written.

MARQUETTE CAPITAL BANK, N.A.                     AUGUST TECHNOLOGY CORPORATION


By /s/ Ry McKinney                               By /s/ [ILLEGIBLE]
  -----------------------------                    ----------------------------
 Its    VP                                        Its        CFO
    ---------------------------                      --------------------------

        MARQUETTE CAPITAL BANK, N.A. -- AMENDMENT TO LETTER AGREEMENT
-------------------------------------------------------------------------------

This Agreement is made as of this 16th day of March, 2000, by and between Marquette Capital Bank, N.A., a national banking association, having its office at 60 South Sixth Street, Minneapolis, MN (the "Bank") and August Technology Corporation, a Minnesota Corporation, (the "Borrower").

                                  RECITALS

A. The Borrower executed and delivered to the Bank that certain promissory Note, dated November 4, 1999, in the original principal amount of $2,750,000.00 (the "Note") and that certain amended Note dated March 16, 2000 in the amount of $4,000,000.00 (the "Amended Note").

B. The Borrower further executed and delivered to the Bank that certain Letter Agreement, dated November 4, 1999, (the "Letter Agreement") and that certain Amendment to Letter Agreement dated March 10, 2000 (the "First Amendment") pursuant to which additional agreements were made between the Borrower and the Bank regarding advances under the Note.

C. The Borrower has requested and the Bank is willing to extend the maturity of the Amended Note reflected in the Letter Agreement as well as modify the financial covenants and borrowing based calculation of the Letter Agreement.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. The date of May 31, 2000 in Paragraph 1 of the Letter Agreement is hereby changed to July 31, 2000.

2. Paragraph 3 of the Letter Agreement is amended to include an extension fee of $7,500.00 (the "Extension Fee") to be paid at or before the maturity of the Amended Note; provided; however, that such Extension Fee will be waived if the Borrower invests substantially all of the net proceeds of the proposed initial public offering with the Bank or its affiliates.

3. Paragraph 5, sub-paragraph a of the Letter Agreement is amended to reads as follows: " "Borrowing Base" means the sum of (I) 80% of Eligible Accounts Receivable, plus (ii) the lesser of 50% of Eligible Inventory of $2,000,000". (See attached revised Exhibit A)

4. Paragraph 6 of the Letter Agreement is amended to read as follows: "In addition to all other defaults and events of default, each of the following events shall constitute a default and an event of default under each of the Borrower's existing and future notes and other agreements with the Bank; the Borrower's failure to comply with any provision of this letter agreement; Jeff O'Dell, Mark Harless, Thomas Velin, Thomas Verburgt or David Klenk are no longer members of the senior management of the Borrower; Jeff O'Dell, Mark Harless, or Thomas Verburgt are no longer members of the Board of Directors of the Borrower; or the beneficial ownership percentage of the existing directors and executive officers falls below 51% prior to the completion of the proposed initial public offering of The Borrower's common stock; or the existing institutional investors owning more than 5% of The

     Borrower's common stock (i.e. Brightstone Capital, Ltd. and ESI Investment Co.) were to sell the majority of their equity interest prior to the proposed initial public offering of the Borrower's common stock."

The Letter Agreement is amended only to the extent necessary to reflect the changes set forth herein.

IN WITNESS WHEREOF, the parties hereto have each duly executed this Amendment effective as of the day and year first above written.

MARQUETTE CAPITAL BANK, N.A.           AUGUST TECHNOLOGY CORPORATION


By /s/ Ryan McKinney                   By /s/ Thomas Velin
   -------------------------------        ---------------------------------
   Ryan McKinney                          Thomas Velin
   Its Vice President                     Its Chief Financial Officer

              MARQUETTE CAPITAL BANK, N.A. -- PROMISSORY NOTE
-------------------------------------------------------------------------------

$4,000,000.00

No. 418100000071
    ------------------------------                       Minneapolis, Minnesota
Maker: August Technology Corporation                       Date: March 16, 2000

     FOR VALUE RECEIVED, the Maker promises to pay to the order of Marquette Capital Bank, N.A., (the "Bank"), at its office in Minneapolis, Minnesota, or at such other place as any present or future holder of this Note may designate from time to time, the principal amount of Four Million and No/100 dollars, ($4,000,000.00), or so much thereof as is advanced and remains outstanding as shown in the records of the holder of this Note, plus interest thereon from the date on which the same is advanced until this Note is fully paid, computed on the basis of the actual number of days elapsed and a 360-day year.

INTEREST:  The interest rate under this Note is:

           A variable rate that shall always be 2.75% per annum more than the prior month average of the 30 day LIBOR rate as published in The Wall Street Journal, as determined by the holder of this Note.

If the interest rate under this Note is a variable rate based on an index rate that is no longer available, the holder of this Note may select a comparable index rate for use under this Note. If this Note provides for a variable interest rate based on an index rate, the Bank may lend to its other customers at rates that are equal to, more than, or less than the index rate.

PAYMENTS:  The Maker shall make the following payments of principal and interest under this Note:

           Payments of accrued interest only on the last day of each month beginning March 31, 2000, and 1 final payment of the remaining unpaid balance of principal and accrued interest on July 31, 2000.

ADDITIONAL INTEREST:

           Notwithstanding the foregoing, after the occurrence of an Event of Default and until such Event of Default is cured, the interest rate under this Note shall automatically increase to a rate that is 2.0% per annum in excess of the rate otherwise in effect. If this Note provides for a variable interest rate, the increased rate shall continue to vary based on changes in the index rate.

LATE FEES:

           If any payment under this Note (including but not limited to any final payment, and any payment due by reason of default or acceleration) is more than 10 days past due, the Maker shall pay the holder of this Note a late fee equal to 5% of the past due amount.

PREPAYMENTS:

           All or any part of the unpaid balance of this Note may be prepaid at any time without penalty.

OTHER PROVISIONS:

           This note evidences the Maker's obligation to repay one or more loans under a revolving line of credit.

           This Note is an amendment of the Maker's $2,750,000.00 promissory note to the Bank dated November 4, 1999.

           The extensions of credit under this Note are made under Section
           47.59 of the Minnesota Statutes.

     At the option of the holder of this Note, any payment under this Note may be applied first to the payment of charges, fees and expenses (other than principal and interest) under this Note and any other agreement or writing in connection with this Note, second to the payment of interest accrued through the date of payment, and third to the payments of principal under this Note in inverse order of maturity. Also, at the option of the holder of this Note, if there is any overpayment of interest under this Note, the holder may hold the excess and apply it to future interest accruing under this Note. The Maker represents, warrants, certifies to the Bank and agrees that all advances under this Note shall be used solely for business purposes.

The occurrence of any of the following events shall constitute an Event of Default under this Note:

     (i)     any breach or default in the payment of this Note; or
     (ii) any breach or default under the terms of any other note, obligation, mortgage, assignment, guaranty, other agreement, or other writing heretofore, herewith or hereafter existing to which the Maker or any endorser, guarantor or surety of this Note or any other person or entity providing security for this Note or for any guaranty of this Note is a party; or
     (iii) the insolvency, death, dissolution, liquidation, merger or consolidation of any such Maker, endorser, guarantor, surety or other person or entity; or
     (iv) the appointment of a receiver, trustee or similar officer of any property of any such Maker, endorser, guarantor, surety or other person or entity; or
     (v) any assignment for the benefit of creditors of any such Maker, endorser, guarantor, surety or other person or entity; or
     (vi) any commencement of any proceeding under any bankruptcy, insolvency, receivership, dissolution, liquidation or similar law by or against any such Maker, endorser, guarantor, surety or other person or entity; or
     (vii) the sale, lease or other disposition (whether in one or more transactions) to one or more persons or entities of all or a substantial part of the assets of any such Maker, endorser, guarantor, surety or other person or entity; or
     (viii) any such Maker, endorser, guarantor, surety or other person or entity takes any action to go out of business, or to revoke or terminate any agreement, liability or security in favor of the holder of this Note; or
     (ix) the entry of any judgment or other order for the payment of money in the amount of $100,000.00 or more against any such Maker, endorser, guarantor, surety or other person or entity; or
     (x) the issuance or levy of any writ, warrant, attachment, garnishment, execution or other process against any property of any such Maker, endorser, guarantor, surety or other person or entity; or
     (xi) the attachment of any tax lien to any property of any such Maker, endorser, guarantor, surety or other person or entity; or
     (xii) any statement, representation or warranty made by any such Maker, endorser, guarantor, surety or other person or entity (or any representative of any such Maker, endorser, guarantor, surety or other person or entity) to the holder of this Note at any time shall be incorrect or misleading in any material respect when made; or
     (xiii) there is a material adverse change in the condition (financial or otherwise), business or property, of any such Maker, endorser, guarantor, surety or other person or entity; or
     (xiv) the holder of this Note shall in good faith believe that the prospect of due and punctual payment or performance of this Note or the due and punctual payment or performance of any other note, obligation, mortgage, assignment guaranty, or other agreement heretofore, herewith or hereafter given to or acquired by the holder of this Note in connection with this
             Note is impaired.

     Upon the commencement of any proceeding under any bankruptcy law by or against any such Maker, endorser, guarantor, surety or other person or entity, the unpaid principal balance of this Note plus accrued interest and all other charges, fees and expenses under this Note shall automatically become immediately due and payable in full, without any declaration, presentment, demand, protest, or other notice of any kind. Upon the occurrence of any other Event of Default and at any time thereafter, the then holder of this Note may, at its option, declare this Note to be immediately due and payable and thereupon the unpaid principal balance of this Note plus accrued interest and all other charges, fees and expenses under this Note shall automatically become due and payable in full, without any presentment, demand, protest or other notice of any kind.

     The Maker: (i) waives demand, presentment, protest, notice of protest, notice of dishonor and notice of nonpayment of this Note; (ii) agrees to promptly provide the holder of this Note from time to time with the Maker's financial statements and such other information respecting the financial conditions, business and property of the Maker as the holder of this Note may request, in form and substance acceptable to the holder of this Note; (iii) agrees that when or at any time after this Note becomes due the holder of this Note may offset or charge the full amount owing on this Note against any account then maintained by the Maker with the holder of this Note without notice; (iv) agrees to pay on demand all fees, costs and expenses of the holder of this Note in connection with this Note and any transactions and matters relating to this Note, including but not limited to audit fees and expenses and reasonable attorneys' fees and legal expenses, plus interest on such amounts at the rate set forth in this Note; and (v) consents to the personal jurisdiction of the state and federal courts located in the State of Minnesota in connection with any controversy related in any way to this Note or any transaction or matter relating to this Note, waives any argument that venue in such forums is not convenient, and agrees that any litigation initiated by the Maker against the Bank or any other holder of this Note relating in any way to this Note or any transaction or matter relating to this Note, shall be venued in either the Minnesota District Court of the county where the Bank is located, or the United States District Court, District of Minnesota. Interest on any amount under this Note shall continue to accrue, at the option of the holder of this Note, until such holder receives final payment of such amount in collected funds in form and substance acceptable to such holder.

     No waiver of any right or remedy under this Note shall be valid unless in writing executed by the holder of this Note, and any such waiver shall be effective only in the specific instance and for the specific purpose given. All rights and remedies of the holder of this Note shall be cumulative and may be exercised singly, concurrently or successively. The Maker, if more than one, shall be jointly and severally liable under this Note, and the term "Maker", wherever used in this Note, shall mean the Maker or any one or more of them. All references in this Note to the holder of this Note shall mean the Bank and any and all other present and future holders of this Note. This Note shall bind the Maker and the heirs, representatives, successors and assigns of the Maker. This Note shall benefit the holder of this Note and its successors and assigns. This Note shall be governed by and construed in accordance with the internal laws of the State of Minnesota (excluding conflict of law rules).

     THE MAKER REPRESENTS AND WARRANTS TO THE BANK AND AGREES THAT THE MAKER HAS READ ALL OF THIS NOTE AND UNDERSTANDS ALL OF THE PROVISIONS OF THIS NOTE.

ADDRESS OF MAKER:                      MAKER:
5237 Edina Industrial Blvd.
Edina, Minnesota 55439-2910            AUGUST TECHNOLOGY CORPORATION

TELEPHONE: (612) 820-0080

                                       By: /s/ Tom C. Velin
                                           -----------------------------------
                                           Tom C. Velin
                                           Title: Chief Financial Officer